                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
SYNOPSYS, INC.

     The audits referred to in our report dated October 18, 1996, included the related financial statement schedule for each of the years in the three-year period ended September 30, 1996, included in the registration statement. The financial statement schedule is the responsibility of Synopsys' management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Palo Alto, California
February 4, 1997